Exhibit 99.1

For more information contact Media: Leticia Lowe Phone 713.207.7702 Investors: David Mordy Phone 713.207.6500
For Immediate Release		Page 1 of 3

CenterPoint Energy signs agreement with subsidiary of Atmos

Energy Corporation to acquire retail energy services business

Accretive acquisition complements CenterPoint Energy’s non-regulated retail energy services business

Houston - Oct. 31, 2016 - CenterPoint Energy Services, Inc. (CES), an indirect, wholly-owned subsidiary of CenterPoint Energy, Inc. (NYSE:CNP), announced that it had signed an agreement under which CES will acquire Atmos Energy’s retail energy services business, Atmos Energy Marketing, LLC (AEM). The purchase price for the acquisition is $40 million plus working capital subject to customary post-closing purchase price adjustments. These assets will be combined with CenterPoint Energy’s non-regulated Energy Services business, which when finalized, will operate in six additional states for a total of 32 states, and deliver in excess of one trillion cubic feet of natural gas to approximately 100,000 customers (33,000 metered commercial and industrial customers and 65,000 individual Choice retail customers).

AEM is a full-service natural gas marketing company that provides natural gas supply and asset management services to utilities, local distribution companies, and industrial and commercial facilities as well as municipals, power plants and natural gas producers.

“This is an exciting time for our CES business with a second announced acquisition this year,” said Joe Vortherms, vice president of CES. “AEM has built an impressive business, which will enable CES to more effectively access new markets and customer segments, grow our customer base and gross margins, and maintain our low value-at-risk, cost-effective organizational structure. Their complementary operational and geographic footprints will provide CES with the kind of scale, geographic reach, and expanded capabilities that will enable it to grow, while maintaining a focus on excellent customer service.”

-more-

For more information contact Media: Leticia Lowe Phone 713.207.7702 Investors: David Mordy Phone 713.207.6500
For Immediate Release		Page 2 of 3

The acquisition of AEM consists of:

•	Gas supply, which includes a diverse supplier portfolio of large and small gas producers and marketers,

•	Gas supply management (nominations, scheduling, balancing),

•	Contract management and

•	Storage options and services.

CES and AEM: A strategic and operational fit

•	Similar low value-at-risk models, with a core focus on retail.

•	AEM adds approximately 400 Bcf of additional natural gas throughput.

•	Pro forma, CES will deliver in excess of one trillion cubic feet of natural gas to approximately 100,000 customers in 32 states.

Transaction Terms and Other Details

The transaction, financed from internally generated cash flow or borrowings under CenterPoint Energy’s commercial paper programs, is expected to close in early 2017, subject to customary closing conditions, the expiration of any Hart-Scott-Rodino waiting period and receipt of certain third-party consents. The transaction has been approved by the board of directors of both companies.

BakerHostetler acted as outside legal counsel and J.P. Morgan acted as financial advisor to CenterPoint Energy.

CenterPoint Energy

CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and energy services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. The company also owns a 55.4 percent limited partner interest in Enable Midstream Partners, a publicly traded master limited partnership it jointly controls with

-more-

For more information contact Media: Leticia Lowe Phone 713.207.7702 Investors: David Mordy Phone 713.207.6500
For Immediate Release		Page 3 of 3

OGE Energy Corp., which owns, operates and develops natural gas and crude oil infrastructure assets. With more than 7,400 employees, CenterPoint Energy and its predecessor companies have been in business for more than 140 years. For more information, visit the website at CenterPointEnergy.com.

CenterPoint Energy Services

CES is an indirect, wholly-owned subsidiary of CenterPoint Energy, an electric and natural gas energy delivery company headquartered in Houston with more than 140 years of experience in the utility and retail energy industry. CES is focused on its low value-at-risk commercial retail business. CES is a profitable business that complements CenterPoint Energy’s natural gas distribution business by providing gas purchase options to customers across multiple states. Combined, CES and the company’s natural gas distribution business deliver more than one trillion cubic feet of natural gas a year.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the ability of the companies to receive regulatory and other approvals and close the transaction, the ability of CES to access new markets and customer segments, its footprint, expanded capabilities, customer growth and future customer count and the impact on future earnings, gross margin and future operations, are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding future earnings, growth, performance, results of operations and any other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release. Factors that could affect actual results include (1) the ability of the parties to satisfy the conditions precedent and consummate the proposed transactions and the timing of the consummation of the proposed transactions, (2) factors related to our business and the economy, including commodity prices, (3) the performance of the companies, (4) competitive conditions in the industry, (5) state and federal legislative and regulatory actions or developments affecting various aspects of the businesses and (6) other factors discussed in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in CenterPoint Energy’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, and June 30, 2016, and other reports on Form 8-K CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.

###